EXHIBIT 21
WEYERHAEUSER COMPANY AND SUBSIDIARIES

Name	State or Country of Incorporation
Weyerhaeuser Columbia Timberlands LLC	Delaware
Weyerhaeuser NR Company	Washington
North Pacific Paper Corporation	Delaware
Norpac Resources LLC	Delaware
ver Bes' Insurance Company	Vermont
Weyerhaeuser Asset Management LLC	Delaware
Weyerhaeuser Employment Services Company	Washington
Weyerhaeuser Export Company	Delaware
Weyerhaeuser EU Holdings, Inc.	Delaware
Weyerhaeuser Poland sp.zo.o.	Poland
Weyerhaeuser Realty Investors, Inc.	Washington
Weyerhaeuser Solutions, Inc.	Washington
Weyerhaeuser Solutions Do Brasil Servicos De Consultoria Ltda.	Brazil
Weyerhaeuser Solutions Brazil LLC	Washington
Weyerhaeuser International, Inc.	Washington
Weyerhaeuser (Asia) Limited	Hong Kong
Weyerhaeuser China, Ltd.	Washington
Weyerhaeuser Company Limited	Canada
317298 Saskatchewan Ltd.	Saskatchewan
Weyerhaeuser (Annacis) Limited	British Columbia
Weyerhaeuser (Carlisle) Ltd.	Barbados
Camarin Limited	Barbados
Weyerhaeuser Services Limited	British Columbia
Weyerhaeuser International Holdings Limited	British Virgin Islands
Colonvade S.A.	Uruguay
Vandora S.A.	Uruguay
Weyerhaeuser Productos S.A.	Uruguay
Weyerhaeuser (Hong Kong) Limited	Hong Kong
Weyerhaeuser Japan Ltd.	Japan
Weyerhaeuser Japan Ltd.	Delaware
Weyerhaeuser Korea Ltd.	Korea
Weyerhaeuser Products Limited	United Kingdom
WNR Coyote Holdings, LLC	Nevada
WREDCO I LLC	Delaware
WREDCO II LLC	Delaware
Weyerhaeuser Sales Europe, Inc.	Delaware
Weyerhaeuser SC Company	Washington
WY Carolina Holdings LLC	Delaware
WY Georgia Holdings 2004 LLC	Delaware
WY Tennessee Holdings LLC	Delaware
Weyerhaeuser Uruguay S.A.	Uruguay